Exhibit 5.1

Tel Aviv, March 30, 2026

CollPlant Biotechnologies Ltd.

4 Oppenheimer

Weizmann Science Park

Rehovot 7670104

Israel

Ladies and Gentlemen,

We have acted as Israeli counsel to CollPlant Biotechnologies Ltd. (the “Company”) in connection with the registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), which registers, from time to time, the resale by the selling shareholders of up to 3,296,000 ordinary shares, NIS 1.50 par value per share, of the Company (the “Ordinary Shares”), consisting of (i) 1,600,000 Ordinary Shares issuable upon the exercise of series A warrants (the "Series A Warrants"), (ii) 1,600,000 Ordinary Shares issuable upon the exercise of series B warrants (the "Series B Warrants" and, together with the Series A Warrants, the "Investor Warrants" and the “Warrant Shares,” respectively) acquired by the selling shareholders named therein (the “Ordinary Warrants”) issued pursuant a securities purchase agreement dated February 4, 2026 (the “Securities Purchase Agreement”) by and between the Company and the purchasers set forth therein, and (iii) 96,000 Ordinary Shares, issuable upon exercise of warrants to purchase Ordinary Shares (the “PA Warrant Shares”) acquired by the selling shareholders named therein (the “PA Warrants”) issued pursuant to that certain engagement letter, dated February 25, 2025, as amended on May 28, 2025, on May 29, 2025 on October 23, 2025 and on January 26, 2026 (the “Placement Agent Agreement”) by and between the Company and the placement agent set forth therein.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the executed Ordinary Warrant and PA Warrant; (ii) a copy of the Amended and Restated Articles of Association of the Company, as currently in effect; (iii) the executed Securities Purchase Agreement and Placement Agent Agreement; (iv) minutes of meetings, or written resolutions adopted in lieu of meetings, of the board of directors, whereby the Company’s entry into the Securities Purchase Agreement, the Ordinary Warrant, the Placement Agent Agreement, the PA Warrant and all related actions were approved; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

For purposes of our opinions, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the original documents of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of natural persons.

Based upon and subject to the foregoing, we are of the opinion that (i) the Ordinary Warrant, the Warrant Shares, the PA Warrant and the PA Warrant Shares have been duly authorized, (ii) when the Warrant Shares are issued, sold and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the Ordinary Warrants, in accordance with and in the manner described therein and in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable, and (iii) when the PA Warrant Shares are issued, sold and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the PA Warrants, in accordance with and in the manner described therein and in the Registration Statement, the PA Warrant Shares will be validly issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein. This opinion may not be relied upon by you for any other purpose or furnished to, or relied upon by, any other person, firm or other entity.

Very truly yours,

/s/ Goldfarb Gross Seligman & Co.

Goldfarb Gross Seligman & Co.